September 12, 1996





Ms. Ann Dubinet
c/o Stephen Scharf, Esq.
O'Melveny & Myers
1999 Avenue of the Stars
Los Angeles, California 90067


     Re:  Deal Memo Regarding Your Employment At LIVE Film and
          Mediaworks, Inc.


Dear Ann:

     We are pleased that we were able to reach agreement on the key terms and conditions of your employment at LIVE Film and Mediaworks, Inc. ("the Company"). The following summarizes the principal deal points on which we agreed, and which will be further documented in a more detailed employment agreement.

     1.   Title:  Your title will be President of International
Distribution.

     2. Term: Initial three (3) year term. The Company agrees that it shall negotiate any extension of your employment agreement by nine (9) months' before the expiration of the term.

     3. Key Person Clause: Despite the foregoing term provision, if Roger Burlage should leave the Company or cease to be its Chief Executive Officer during the initial two (2) years of your employment, you shall have the right to resign at the conclusion of your initial two (2) years.

     4.   Compensation:

          a. Base: You shall receive base compensation as follows:
               Year One:  $350,000.00;
               Year Two:  $375,000.00; and
               Year Three:  $400,000.

          b. Corporate Bonus: You will be eligible to participate in the annual Corporate Bonus pool. Your participation in the Corporate Bonus shall not be affected by the amounts you have earned under any other bonus arrangements set forth herein.

          c. Stock Options: The Compensation Committee of the Board of Directors has approved granting you 50,000 common stock options upon execution of this agreement, 15,000 at the first anniversary of this agreement, and 10,000 at the second anniversary of this agreement. The Stock Options shall be provided pursuant to the Company's Stock Option Plan, and each grant shall vest in three
(3) years: one third (1/3) one (1) year from the date of grant, one third (1/3) two (2) years from the date of grant, and one third (1/3) three (3) years from the date of each grant. The date of the grant of the stock options shall establish the price of the stock options.

          d. Performance Bonuses: The Company shall pay the following bonuses, to the extent earned and otherwise payable, on a quarterly basis, no later than sixty (60) days from the end of each quarter. All performance bonuses with respect to a film that you have Brought to the Company shall be deferred until the Company has recouped its expenses and any financial commitments on the film, as defined in each subparagraph below.

               (1) Foreign Distribution On Films Where The Company Has A Financial Interest: Your bonus on foreign sales shall vary based on the Negative Cost of the film at issue, and whether the film is one which you have Brought to the Company:

                    (a)  The "Threshold Sales" for films with
budgets under $5 Million shall be foreign sales (including averages) which equal seventy-five percent (75%) of the Negative Cost and, for films with budgets over $5 Million, foreign sales, including overages, by the Company which equal seventy percent (70%) of the Negative Cost.

                    (b) Once the cash received from foreign sales by the Company reach the Threshold Sales level on any particular film, you shall earn a performance bonus in the following amount:
(i) two percent (2%) of all Eligible Contracts in excess of the Threshold Sales for the Company's films; or (ii) three percent (3%) of all Eligible Contracts in excess of the Threshold Sales on films which you bring to the Company. The bonus shall be paid based on cash received by the Company through the Cash Cut-Off Date.





                    (c)  The following definitions shall apply:

                         i)  "Negative Cost:"
                              a) if the Company produces the film,
in whole or in part, the Negative Cost definition shall be the same as that set forth in the Output Deal Memo made as of February 8, 1996 between Live International and Pioneer LDC, Inc., the definition of which is attached hereto as Exhibit A, except that it shall not include the overhead charge set forth at paragraph G.9 therein. The Negative Cost shall be computed no later than one (1) year after the film's initial release; or

                              b) if the Company acquires the film,
the Negative Cost shall be the Company's acquisition cost plus any enhancement costs.

                              c) In addition, it is understood that
if the Company retains (under subparagraph a), above) or acquires (under subparagraph b), above) less than all major media rights in all foreign territories, the parties hereto shall, in good faith either (I) agree on a fair allocation between the Negative Cost attributable between Domestic and Foreign rights; or (II) ascertain the value of any territories or media which are not retained or acquired, and agree to a pro rata reduction of the Negative Cost.

                         ii) "Eligible Contracts" shall be those
foreign contracts entered into by the Company prior to the earliest of the following dates: (a) commercial Domestic (Domestic is defined as United States and Canada) release in any market or media; or (b) one year after Domestic Delivery;

                         iii) "Cash Cut-Off Date" shall be the date
upon which cash received on a particular film shall no longer be counted in calculating a performance bonus; the Cash Cut-Off Date on each film shall be five (5) years following the film's first foreign availability.

                         iv)  "Brought:"  In the event of a dispute
as to whether you have Brought a film to the Company, the determination as to whether a film is one which you have "Brought" to the Company shall be decided, in Roger Burlage's sole discretion, based in part on whether or not the film appears on the Company's acquisition reports dated prior to your submitting the film to the Company as a potential acquisition.



                    (d)  The above bonuses shall not be cross-
collateralized between films.

               (2) Foreign Distribution Where The Company Has No Financial Exposure Other Than With Respect To Distribution
Expenses: On films which you originate for the Company to handle foreign distribution, and in which the Company has no financial exposure with respect to Foreign rights other than with respect to Distribution Expenses, you shall earn a performance bonus equal to ten percent (10%) of the Company's net foreign sales commissions (less all of the Company's expenses) based on cash received by the Company. The Company's expenses shall be defined as the Company's foreign distribution expenses, as that term is normally defined in the film distribution industry, but specifically excluding any overhead. All foreign sales through five (5) years from initial foreign availability shall be eligible for this bonus.

               (3) Domestic Sales On Projects Which You Have Brought To The Company, And In Which The Company Has Foreign
Rights: You shall be eligible for a Performance Bonus under a structure similar to item 4.d(1), except that the Threshold Sales shall be sixty percent (60%) of the Negative Cost, plus recoupment of out-of-pocket domestic distribution expenses. In this case, Threshold Sales and Eligible Contracts shall be calculated from the definition of Gross Receipts from the Domestic income stream, as defined in the Company's distribution agreement with the Producer of each applicable film. You shall earn a Performance Bonus of three percent (3%) for Eligible Contracts in excess of the Threshold Sales. The Cash Cut-Off date on each film shall be five
(5) years following the film's first commercial Domestic release.

     5. Compensation For Existing Alchemy Deals: You shall be entitled to retain any Executive Producer fees, other compensation and credits which have already been negotiated. The following allocations shall apply to all existing Alchemy deals which you are able to bring with you to the Company:

          a. As to all Existing Alchemy Films: All fees shall be deferred until the Company has recouped its expenses and any financial commitments on the films, on a film by film basis. The rights assumed by the Company shall be identical to Alchemy's rights in the subject films (i.e., sales agency or license of rights). Alchemy shall provide appropriate documentation, assignments, and other assurances to the Company that it is acquiring Alchemy's rights without encumbrances, liens or clouds on any title created by Alchemy.

          b. WASHINGTON SQUARE: The Company will obtain a Letter of Credit, or other guarantee as required by Disney for an amount up to $ 5.25 Million, it being understood that you already have contracts which require the issuance of acceptable letters of credit by the applicable licensees in the amount of $ 1.5 million (Italy and Spain).

               The Company shall recoup its financing fee on WASHINGTON SQUARE as follows:

               (1)  The Company's fee shall be five hundred
thousand dollars ($500,000.00) including all fees incurred to secure financing.

               (2)  Following the Company's recoupment of its (a)
Letter of Credit or guarantee, (b) its financing fee, and (c) all other expenses all sales fees shall be divided equally between you and the Company.

          c. SOMEBODY IS WAITING: You shall retain the previously-received one hundred, fifty thousand dollar
($150,000.00) advance. All additional net sales fees shall be divided, twenty-five percent (25%) to you, and seventy-five percent (75%) to the Company.

          d. RED MANSION: Net sales fees on any existing sales shall be divided as follows: seventy-five percent (75%) to you, twenty-five percent (25%) to the Company. Any new net sales fees shall be divided pursuant to the same formula for the Remaining Alchemy Films, set forth below at paragraph 5.e.

          e. Remaining Alchemy Films: All new net sales fees shall be divided, twenty-five percent (25%) to you, and seventy-five percent (75%) to the Company.

          f. It is understood between the parties hereto that the terms and conditions in this paragraph 5 shall be documented in a long-form Service Agreement between Alchemy and the Company (the "Alchemy Service Agreement") consistent with the Company's standard form, to the extent not inconsistent with the provisions herein, and which contains the Company's standard Terms and Conditions, subject to good faith negotiations in accordance with industry practices. In addition, you agree to provide to the Company:

               (1) A copy of the existing documentation regarding Alchemy's rights in each of the films covered by the Alchemy
Service Agreement with the Company;  and

               (2) Documentation which provides the Company with legally-sufficient assurances that the Alchemy has clear rights in the films included in the Service Agreement, and that they are not subject to any encumbrances, liens, reversion rights, or other clouds on their titles created by Alchemy. If Company isn't satisfied, only effect is that it does take over Alchemy's obligations with respect to that project.


     6. Alchemy And Personal, Ann Dubinet, Financial Obligations On Behalf Of Alchemy: You have represented that you have incurred loans and other financial obligations, directly and on behalf of Alchemy, in an approximate amount of four hundred thousand dollars ($400,000.00). The Company agrees that it shall loan such amounts to you, subject to recoupment from all corporate bonuses, performance bonuses and your share of sales fees on the Alchemy projects, plus interest on the amounts loaned at the same rate as the published Internal Revenue Service minimum rate, and subject to the Company's receipt of written assurances that none of the sums advanced shall be used for legal or other costs associated with the films which are the subject to your dispute with Banner films.
This advance shall be issued to Alchemy, and documented both in a appropriate security agreement from Alchemy to the Company, and a personal guarantee by you, on the loan, pursuant to which the payment of the loan shall be guaranteed pursuant to the terms of this agreement.

     7. Future Executive Production Fees And Credits: Subject to the provisions set forth in paragraph 6, above, the Company's policy forbids individual employees from receiving Executive Producer credit on any films. Any exceptions to this rule must receive written approval from Roger Burlage. In addition, the Company's policy requires that any Executive Producer fees be paid directly to the Company; individual employees are not eligible to receive Executive Producer fees.

     8. Executive Perquisites: You shall be provided with all benefits and perquisites pursuant to Company policy provided to other senior executives. Any exceptions to the corporate travel policy must be approved in writing by Roger Burlage.

     9. Long-Form Employment Agreement: It is understood between the parties hereto that the foregoing terms and conditions shall be documented in a more formal long-form Employment Agreement, which, except to the extent inconsistent with the provisions set forth in this letter, shall include all other standard terms and conditions in the Company's executive employment agreements, including, but not limited to, the Company's standard arbitration clause, subject to good faith negotiations, in accordance with industry practice. The long-form agreement shall be prepared and executed as soon as reasonably practicable.

     10. Press Release: Upon the execution of this deal memo, the Company shall prepare and issue a press release. You shall have the right to review the press release, and a reasonable right of approval. The only press release regarding this deal memo, and your employment with the Company shall be the one issued by the Company, and reviewed by you.

     If this letter properly summarizes the terms and conditions of our agreement, please sign and date this letter, as indicated below, and return an original to my attention. This letter shall constitute a binding agreement between the parties, but this shall not abrogate the parties' understanding that they shall promptly draft and execute more formal long form Employment and Servicing Agreements, as described in paragraphs 5(f) and 9, above.

     We look forward to your joining us at LIVE Film and Mediaworks, Inc.


                              Very truly yours,



                              Roger Burlage
                              Chief Executive Officer and Chairman
                              LIVE Film and Mediaworks, Inc.

I have reviewed this letter and agree that it sets forth our agreement concerning my employment at LIVE Film and Mediaworks, Inc.



BY: ___________________________    DATED:  September ___, 1996
          Ann Dubinet